Exhibit 10.1

Settlement Agreement – August 7, 2026

SETTLEMENT AGREEMENT

This settlement agreement (this “Agreement”) is made and entered into as of August 7, 2026 (the “Effective Date”), by and among Lyneer Investments, LLC, a Delaware limited liability company (“Lyneer Investments”), Lyneer Staffing Solutions, LLC, a Delaware limited liability company (“Lyneer Staffing”), and Lyneer Holdings, Inc., a Delaware corporation (“Lyneer Holdings,” and together with Lyneer Investments and Lyneer Staffing, the “Companies”), Circle8 Group Inc. f/k/a Atlantic International Corp., a Delaware corporation (“Atlantic”), and SPP Credit Advisors, LLC, in its capacity as the Administrative Agent for itself and the lenders under the Bridge Loan Credit Agreement (as defined herein) and in its capacity as the Agent for itself and the secured parties under the Term Loan Credit Agreement (as defined herein) (“SPP”). Lyneer Investments, Lyneer Staffing, Lyneer Holdings, Atlantic, and SPP are collectively referred to herein as the “Parties,” and each, individually, as a “Party.”

RECITALS

WHEREAS, on June 18, 2024, Atlantic completed the acquisition of Lyneer Investments and its operating subsidiaries, including Lyneer Staffing and its business operations (the “Merger”);

WHEREAS, Atlantic is a leading provider of strategic staffing and workforce solutions through its subsidiaries, including Lyneer Staffing;

WHEREAS, Atlantic is a Delaware corporation whose shares of common stock (“Atlantic Common Stock”), are listed for trading on the Nasdaq Stock Market (“Nasdaq”) under the symbol “CIRC”;

WHEREAS, Lyneer Investments is a Delaware limited liability company formed on January 9, 2018, which is a wholly-owned subsidiary of Atlantic; Lyneer Holdings is a Delaware corporation and is a wholly-owned subsidiary of Lyneer Investments; and Lyneer Staffing is a Delaware limited liability company and is a wholly-owned subsidiary of Lyneer Holdings;

WHEREAS, Atlantic and SPP are parties to a bridge loan (the “SPP Bridge Loan”) evidenced by, among other documents, (a) that certain Bridge Loan Credit Agreement (as defined herein); and (b) that certain Pledge and Security Agreement dated as of June 18, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”), by and between Atlantic, as Grantor, and SPP, as Beneficiary;

WHEREAS, the Companies and IDC Technologies, Inc., a California corporation (“IDC”), and SPP are parties to a term loan (the “SPP Term Loan”) evidenced by, among other documents, (a) the Term Loan Credit Agreement (as defined herein); (b) that certain Pledge and Security Agreement dated as of August 31, 2021 (as amended and reaffirmed by that certain Reaffirmation Agreement dated as of April 29, 2025, and as may be further amended, restated, supplemented or otherwise modified from time to time, the “SPP Security Agreement”), by and among the Companies, as Grantors, and SPP, as Beneficiary; and (c) that certain Limited Guaranty and Pledge Agreement dated as of June 18, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Atlantic Pledge Agreement”), by and between Atlantic, as Grantor, and SPP, as Beneficiary;

WHEREAS, SPP alleges that under the SPP Security Agreement, the Companies granted SPP a validly perfected first priority security interest in, among other things, 100% of the issued and outstanding equity interests of Lyneer Staffing held by Lyneer Holdings, 100% of the issued and outstanding equity interests of Lyneer Holdings held by Lyneer Investments, and 100% of the issued and outstanding equity interests of Lyneer Investments held by Atlantic, as security for repayment of the SPP Term Loan; similarly, SPP alleges that under the Pledge Agreement and the Atlantic Pledge Agreement, Atlantic granted SPP a validly perfected security interest in all of Atlantic’s right, title, and interest in and to all equity interests of Lyneer Investments then owned or thereafter acquired by Atlantic as security for repayment of the Term Loan (such equity interests, collectively, the “Pledged Collateral”);

WHEREAS, on April 28, 2025, SPP foreclosed on IDC’s 21,983,926 shares of Atlantic Common Stock (the “IDC Shares”) pursuant to the terms of a Purchase Agreement, dated April 28, 2025;

WHEREAS, in connection with the Merger, Atlantic issued to IDC a convertible promissory note in the principal amount of $35,000,000, which was subsequently amended and restated with a maturity date of March 31, 2027 (the “Atlantic Seller’s Note”);

WHEREAS, Lyneer Staffing and North Mill Capital LLC, a Delaware limited liability company d/b/a SLR Business Credit (“SLR”) are party to a Loan and Security Agreement dated as of April 29, 2025 (the “SLR LSA”), pursuant to which SLR extended credit to Lyneer Staffing under a “Revolving Credit Facility” with a maximum aggregate borrowing limit of $70,000,000 (the “Revolver”);

WHEREAS, SLR and SPP are party to an Intercreditor Agreement, dated as of April 29, 2025 (the “Intercreditor Agreement”);

WHEREAS, Lyneer Staffing entered into an agreement with Employers HR, LLC (“PEO”), on February 19, 2018, to process payroll and provide other related services, which agreement was extended through December 10, 2027;

WHEREAS, SPP alleges that certain Events of Default occurred in connection with the SPP Bridge Loan and the SPP Term Loan including, with respect to the SPP Bridge Loan, failures to repay proceeds from the issuance of equity interests, failures to deliver monthly financial statements and compliance certificates, failures to cause newly acquired subsidiaries to become guarantors, and incurrence of prohibited debt, and with respect to the SPP Term Loan, failures to pay interest and administration fees, failures to deliver quarterly and monthly financial statements, failures to deliver weekly reports and borrowing base certificates, failures to hold required board meetings, and failures to consummate the Initial Capital Raise by September 30, 2025;

WHEREAS, SPP alleges, and Atlantic and the Companies dispute, that based on the alleged Events of Default, and pursuant to Section 7(b) of each of the SPP Security Agreement and the Pledge Agreement, and Section 6(b) of the Atlantic Pledge Agreement, all rights of Atlantic and the Companies to exercise the voting and other consensual rights which they otherwise would have been entitled to exercise with respect to their membership interests in Lyneer Investments ceased, and all such rights were exclusively vested in SPP, which had the sole right to exercise such voting and other consensual rights thereafter;

WHEREAS, SPP alleges, and Atlantic and the Companies dispute, that relying on SPP’s appointment as attorney-in-fact and the irrevocable proxies granted to SPP under Section 7(b) of each of the SPP Security Agreement and the Pledge Agreement and Section 6(b) of the Atlantic Pledge Agreement, SPP, pursuant to the Written Consent of the Sole Member of Lyneer Investments (the “Lyneer Written Consent”) (a) removed Christopher Broderick (“Broderick”), Jeffrey Jagid (“Jagid”), Michael Tenore (“Tenore”), and James Radvany (“Radvany”) from the Board of Managers of Lyneer Investments, (b) appointed Rick Arrowsmith (“Arrowsmith”) as the Manager of Lyneer Investments and (c) amended and restated the limited liability company agreement of Lyneer Investments in the form attached to the Lyneer Written Consent;

WHEREAS, SPP alleges, and Atlantic and the Companies dispute, that pursuant to the Written Consent of the Sole Stockholder of Lyneer Holdings or the Joint Action by Written Consent of the Sole Member and the Sole Manager of Lyneer Staffing, as applicable, SPP (a) removed Prateek Gattani (“Gattani”), Broderick, Tenore, Radvany, and Jagid from the Board of Directors of Lyneer Holdings; (b) appointed Arrowsmith as the sole Director of Lyneer Holdings and the sole Manager of Lyneer Staffing; and (c) removed Lyneer Holdings as the sole Manager of Lyneer Staffing;

WHEREAS, on March 30, 2026, SPP notified Atlantic and the Companies of the foregoing actions and of certain Events of Default under both the Bridge Loan Credit Agreement and the Term Loan Credit Agreement, asserting the right to accelerate the obligations thereunder, exercise the Pledge Agreement associated with ownership of the Lyneer entities, exercise all voting and economic interests in the Lyneer entities, and take all actions and exercise all remedies available under the loan documents and applicable law;

WHEREAS, on April 2, 2026, Atlantic and the Companies commenced an action against SPP and Arrowsmith in the Supreme Court of the State of New York, County of New York (the “New York Supreme Court”), under Index Number 154264/2026 (the “New York Action”) by filing a complaint asserting, among other claims, (a) that SPP’s actions were invalid and undertaken in bad faith, (b) seeking a declaratory judgment that, in effect, Atlantic and the Companies did not default, and (c) seeking injunctive relief restraining SPP from exercising its contractual default remedies, and damages;

WHEREAS, on April 2, 2026, Arrowsmith commenced an action against Atlantic and its officers and the Companies in the Court of Chancery of the State of Delaware (the “Delaware Chancery Court”), pending as Case No. 2026-0448 (the “Delaware Action”) by filing a verified complaint seeking, among other claims, declaratory relief that (a) SPP validly exercised its voting and other rights and remedies as they relate to the membership interests or other equity interests in or issued by Lyneer Investments; (b) SPP validly (i) removed each of Broderick, Jagid, Tenore, and Radvany from the Board of Managers of Lyneer Investments, (ii) appointed Arrowsmith as the Manager of Lyneer Investments, and (iii) amended and restated the limited liability company agreement of Lyneer Investments; and (c) SPP validly (i) removed each of Gattani, Broderick, Tenore, Radvany, and Jagid from the Board of Directors of Lyneer Holdings, (ii) appointed Arrowsmith as the sole Director of Lyneer Holdings and the sole Manager of Lyneer Staffing, and (iii) removed Lyneer Holdings as the sole Manager of Lyneer Staffing, as well as temporary, preliminary, and permanent injunctive relief;

WHEREAS, on April 27, 2026, the Delaware Chancery Court entered a Status Quo Order (the “Status Quo Order”) controlling the governance and management of the Companies pending (a) final disposition of the Delaware Action or (b) an order that expressly modifies or supersedes the Status Quo Order;

WHEREAS, on April 29, 2026, the New York Supreme Court entered a decision and order denying Atlantic and the Companies’ request for a temporary restraining order;

WHEREAS, the Parties have engaged in discussions to resolve the claims asserted in the New York Action and the Delaware Action (together, the “Pending Litigation”);

WHEREAS, in order to avoid the costs and uncertainties of litigation, without any admission of liability or the absence thereof, the Parties have decided to resolve all claims that each has or may have against the other in an amicable manner without resort to further litigation on the terms set forth below.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises of the Parties herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I — DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms have the following meanings:

“Atlantic Common Stock” shall have the meaning given to such term in the Recitals.

“Atlantic Pledge Agreement” shall have the meaning given to such term in the Recitals.

“Atlantic Seller’s Note” shall have the meaning given to such term in the Recitals.

“Arrowsmith” shall have the meaning given to such term in the Recitals.

“Bridge Loan Credit Agreement” means the certain Credit Agreement dated as of June 18, 2024, by and among Atlantic, as borrower, the lenders party thereto and SPP, as administrative agent, as amended by that certain First Amendment to Credit Agreement dated as of July 22, 2024, by and among Atlantic, as borrower, the lenders party thereto and SPP, as administrative agent, as the same may be further amended, supplemented or otherwise modified from time to time.

“Broderick” shall have the meaning given to such term in the Recitals.

“Business Day” means any day, except a Saturday, Sunday, or legal holiday on which banking institutions in the city of New York are authorized or obligated by law or executive order to close.

“Company Group” means Atlantic and the Companies.

“CTO” means the Chief Transformation Officer appointed in accordance with Section 4.1 of this Agreement.

“Delaware Action” shall have the meaning given to such term in the Recitals.

“Delaware Chancery Court” shall have the meaning given to such term in the Recitals.

“Equity Securities” means (i) any shares of Atlantic Common Stock or other equity interests (including other classes or series thereof having different rights) of Atlantic, (ii) obligations, evidences of indebtedness or other securities or interests of any type that are convertible or exchangeable into shares of Atlantic Common Stock; and (iii) warrants, options or other rights to purchase or otherwise acquire shares of Atlantic Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Gattani” shall have the meaning given to such term in the Recitals.

“IDC Shares” shall have the meaning given to such term in the Recitals.

“Independent Director” means the independent member of the Lyneer Board, which individual shall initially be Matthew Kahn.

“Intercreditor Agreement” shall have the meaning given to such term in the Recitals.

“Jagid” shall have the meaning given to such term in the Recitals.

“Legal Fee Shares” means shares of Atlantic Common Stock issued pursuant to Section 8.3 of this Agreement, pursuant to an exemption from the registration requirements of Section 5 of the Securities Act contained in Section 4(a)(2) thereof and/or Regulation D thereunder.

“Lyneer Board” means the board of directors of Lyneer Staffing as reconstituted pursuant to Section 5.1 of this Agreement.

“Lyneer Written Consent” shall have the meaning given to such term in the Recitals.

“Loan Documents” refer, collectively, to the Bridge Loan Credit Agreement, the Pledge Agreement, the Term Loan Credit Agreement, the SPP Security Agreement, and the Atlantic Pledge Agreement.

“Market Price” the closing price per share of Atlantic Common Stock reported on the Nasdaq on the Effective Date.

“New ABL Lender” means the ABL lender that replaces SLR following the ABL Refinancing (as defined below).

“New Atlantic Shares” means the 21,983,926 shares of Atlantic Common Stock issued pursuant to Section 2.1(b) of this Agreement and an exemption from the registration requirements of Section 5 of the Securities Act contained in Section 4(a)(2) thereof and/or Regulation D.

“New Securities” means any Equity Securities issued by the Company Group after the Effective Date, provided, however, that the term “New Securities” does not include:

(a) the New Atlantic Shares or the Legal Fee Shares;

(b) any shares of Atlantic Common Stock issued upon the exercise of the PEO Stock Warrants issued to PEO on the Effective Date pursuant to Section 7.2(b);

(c) any Equity Securities issued in connection with any split, distribution or reclassification of shares of Atlantic Common Stock; and

(d) any Equity Securities issued to any Subsidiary of the Company.

“New York Action” shall have the meaning given to such term in the Recitals.

“New York Supreme Court” shall have the meaning given to such term in the Recitals.

“PEO” shall have the meaning given to such term in the Recitals.

“Pending Litigation” shall have the meaning given to such term in the Recitals.

“Pledge Agreement” shall have the meaning given to such term in the Recitals.

“Pledged Collateral” shall have the meaning given to such term in the Recitals.

“Radvany” shall have the meaning given to such term in the Recitals.

“Revolver” shall have the meaning given to such term in the Recitals.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SLR LSA” shall have the meaning given to such term in the Recitals.

“SPP Bridge Loan” shall have the meaning given to such term in the Recitals.

“SPP Indebtedness” means the aggregate indebtedness owing by the Companies and Atlantic to SPP, inclusive of principal, accrued interest, continuing interest, SPP Legal Fees, exit fees, and other charges due under both the SPP Term Loan and SPP Bridge Loan, in the aggregate amount of $62,669,730.00 as of August 7, 2026.

“SPP Legal Fees” means the legal fees and expenses of SPP and Arrowsmith incurred from the commencement of the Delaware Action through closing of this Agreement in an amount of $1,600,000.

“SPP Term Loan” shall have the meaning given to such term in the Recitals.

“SPP Security Agreement” shall have the meaning given to such term in the Recitals.

“Status Quo Order” shall have the meaning given to such term in the Recitals.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), 50% or more of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, (i) references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company, and (ii) Subsidiaries of Atlantic shall include each of the Companies and Circle8.

“Tenore” shall have the meaning given to such term in the Recitals.

“Term Loan Credit Agreement” means the certain Amended and Restated Loan Agreement, dated as of April 29, 2025, by and among IDC and the Companies, as borrowers, the lenders party thereto and SPP, as agent, as the same may be further amended, supplemented or otherwise modified from time to time.

“Termination Event” has the meaning set forth in Article X of this Agreement.

“Transfer” means any sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or other direct or indirect disposition or encumbrance of an interest, with or without consideration, and whether voluntarily or involuntarily or by operation of law or the acts thereof.

ARTICLE II — SHARE EXCHANGE AND RETIREMENT

Section 2.1. Share Exchange; Registration of New Atlantic Shares and Legal Fee Shares; Liquidated Damages. Subject to the terms and conditions set forth herein:

(a) On the Effective Date, Atlantic shall immediately issue the New Atlantic Shares to SPP as consideration for Atlantic and SPP entering into an irrevocable call option as described herein. Pursuant to the terms and conditions set forth herein and in the Call Option Agreement annexed hereto as Exhibit A, SPP hereby grants to Atlantic an option (the “Call Option”), pursuant to which, if exercised by Atlantic in its sole discretion at any time prior to the Call Option Termination Date (as defined in the Call Option Agreement), SPP shall sell to Atlantic any or all, as solely determined by such Atlantic, of the IDC Shares (“Option Shares”) for a purchase price per share of Atlantic Common Stock of $0.00001 (the “Call Option Purchase Price”). Upon the terms and subject to the conditions contained in the Call Option Agreement, SPP shall sell, assign, transfer, convey and deliver to Atlantic which exercised a Call Option, and Atlantic shall purchase and accept from SPP, free and clear of all claims (other than any claim created by Atlantic), the applicable portion of the Option Shares set forth in the applicable exercise notice (as set forth on the Call Option Notice). So that Atlantic can exercise the Call Option, SPP shall use its best efforts to get the IDC Shares transferred into its name, including by obtaining a judicial declaration that SPP is the rightful owner of the IDC Shares in the litigation pending in the Supreme Court of the State of New York, County of Kings, entitled: Gold Cap LLC v. LKO Technologies, Inc. et al., Index No. 500204/2025 (the “Gold Cap Litigation”), or any subsequent or related litigation involving SPP’s ownership rights in the IDC Shares, at Atlantic’s expense. Each of the Parties agrees to use its best efforts to assist the other party in securing the transfer of the IDC Shares to Atlantic, including providing cooperation in litigation relating thereto, including the Gold Cap Litigation or any additional or subsequently filed litigation, which cooperation may include preparing and filing supporting affidavits and appearing to give testimony at a deposition or Court proceeding. Upon transfer of the IDC Shares to Atlantic, such shares shall no longer have any legal effect and shall be immediately canceled and retired on the books and records of Atlantic. Notwithstanding any provision of this Agreement to the contrary, upon the Effective Date, SPP agrees that it will not: (i) Transfer the IDC Shares in any way, except as permitted by this Agreement or the Call Option Agreement; (ii) vote the IDC shares in any matter put to the shareholders of Atlantic; (iii) receive any dividends on account of the IDC Shares; and (iv) take any other action inconsistent with the Parties intent that the IDC Shares be immediately transferred to Atlantic for cancellation and retirement in accordance with the Call Option Agreement. SPP shall provide Atlantic with notice immediately upon the IDC shares becoming available for transfer pursuant to the Call Option Agreement.

(b) In connection with Atlantic’s exercise of the Call Option, SPP hereby covenants and agrees to use best efforts to provide all necessary documentation and assistance requested by the transfer agent, including a medallion stamp, to transfer the shares in its name to Atlantic.

(c) On the Effective Date, the Atlantic Seller’s Note shall be immediately released, canceled and discharged.

(d) Atlantic shall use best efforts to file, on the Effective Date, a prospectus supplement to its effective Form S-3 shelf registration statement (File No. 333-291991) providing for the sale from time to time of all the New Atlantic Shares and Legal Fee Shares by SPP (the “Prospectus Supplement”).

(e) Atlantic shall use best efforts and take all steps necessary to ensure the New Atlantic Shares and Legal Fee Shares are duly registered under the Securities Act and freely tradable upon filing of the Prospectus Supplement including, but not limited to: (i) filing all exhibits and opinions required for valid registration of securities under the Securities Act pursuant to a prospectus supplement to a Form S-3 registration statement, (ii) making all necessary notifications to Nasdaq in connection with the initial issuance of the New Atlantic Shares and Legal Fee Shares and (iii) delivering any and all opinions to Atlantic’s transfer agent regarding the valid registration of the New Atlantic Shares and Legal Fee Shares.

(f) Atlantic shall use commercially reasonable efforts to maintain the valid and continuous resale registration under the Securities Act of the New Atlantic Shares and Legal Fee Shares until such time as all New Atlantic Shares and Legal Fee shares have been resold by SPP.

(g) Until the earlier of: (i) such time as SPP has resold the New Atlantic Shares and the Legal Fee Shares; or (ii) the end of the Disposition Period (defined in Section 2.2 below), Atlantic shall use commercially reasonable efforts to (i) maintain the listing of the Atlantic Common Stock on Nasdaq; (ii) comply in all material respects with the continuous and periodic reporting requirements of the Exchange Act; (iii) maintain eligibility to use Form S-3 and (iv) immediately notify SPP of any lapse in the resale registration under the Securities Act of the New Atlantic Shares or Legal Fee Shares.

(h) If (i) the Prospectus Supplement is not filed within three (3) business days of the Effective Date or (ii) after the filing of the Prospectus Supplement, such registration ceases for any reason to remain continuously effective (and is not replaced by another registration statement providing for the resale of the New Atlantic Shares and Legal Fee Shares under the Securities Act (a “Replacement Registration Statement”)) during the Disposition Period, or SPP is otherwise not permitted to utilize the Prospectus Supplement (or any prospectus in any Replacement Registration Statement) to resell the New Atlantic Shares or Legal Fee Shares during the Disposition Period for more than five (5) consecutive calendar days or more than an aggregate of ten (10) calendar days (which need not be consecutive calendar days) during any 12-month period (any such failure or breach of clause (i) or (ii) being referred to as an “Event”, and for purposes of clause (i), the date on which such Event occurs, and for purpose of clause (ii) the date on which such five (5) or ten (10) calendar day period, as applicable, is exceeded being referred to as “Event Date”), then, on each such Event Date and on each monthly anniversary of each such Event Date (if the applicable Event shall not have been cured by such date) until the applicable Event is cured, Atlantic shall pay to SPP an amount in cash, as liquidated damages and not as a penalty, equal to 2% of the closing price of Atlantic Common Stock on Nasdaq on the Effective Date, multiplied by the number of New Atlantic Shares and Legal Fee Shares. If Atlantic fails to pay any partial liquidated damages pursuant to this Section in full within seven days after the date payable, Atlantic will pay interest thereon at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to SPP, accruing daily from the date such liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. The liquidated damages pursuant to the terms hereof shall apply on a daily pro rata basis for any portion of a month prior to the cure of an Event. Any liquidated damages paid pursuant to this provision shall be applied directly to reducing the principal balance of the SPP Indebtedness then due.

Section 2.2. Orderly Disposition of New Atlantic Shares. Atlantic shall not take any direct or indirect action the purpose of which is to hinder, delay, or impede SPP in the sale of the New Atlantic Shares during the eighteen-month period commencing on the Effective Date and ending on February 7, 2028 (the “Disposition Period”). The Parties agree that the proceeds from the sale of New Atlantic Shares is intended to indefeasibly pay in cash and in full the SPP Indebtedness within eighteen (18) months of the date of this Agreement. As such, SPP agrees to make commercially reasonable efforts to sell the New Atlantic Shares such that at least some reasonable amount of New Atlantic Shares are being sold each week in satisfaction of the SPP Indebtedness.

Section 2.3. Interest During Disposition Period. The SPP Indebtedness shall continue to earn interest at the applicable non-default rate of five percent (5%) per annum during the Disposition Period.

Section 2.4. Shortfall. In the event that the sale and disposition of the New Atlantic Shares, pursuant to Section 2.2, does not fully satisfy the SPP Indebtedness, Atlantic shall enter into an amended and restated term note with SPP with a thirteen (13)-month term for the remaining balance of the SPP Indebtedness subject to the terms contained herein.

Section 2.5. Return of Excess Shares. In the event the SPP Indebtedness is paid in full prior to all of the New Atlantic Shares being sold, any remaining unsold New Atlantic Shares shall be returned to Atlantic and canceled of record. For the avoidance of doubt, once the SPP Indebtedness is repaid in full, whether by sales of Atlantic shares, a refinancing, or otherwise, the SPP Indebtedness will be deemed extinguished and SPP shall promptly release and discharge all liens and pledge rights on any collateral given to secure the SPP Indebtedness.

Section 2.6. Restrictions on Share Sales. SPP shall sell the New Atlantic Shares and the Legal Fee Shares in accordance with applicable law, including all applicable rules and regulations of the SEC.

ARTICLE III — REFINANCING PROCEEDS

Section 3.1. Refinancing of the SLR LSA. Lyneer Staffing shall utilize commercially reasonable efforts to close on a refinancing of the SLR LSA within forty-five (45) days of the Effective Date (the “ABL Refinancing”), although nothing contained herein affirmatively obligates Lyneer Staffing to consummate the ABL Refinancing and there shall be no recourse against the Company Group in the event Lyneer Staffing fails to consummate the ABL Refinancing.

Section 3.2. Payment to SPP from Proceeds. Upon the closing of the ABL Refinancing, Lyneer Staffing shall make a $5 million payment to SPP (the “SPP Refinancing Payment”) which payment shall be applied: (i) first, to satisfy the SPP Bridge Loan in full; (ii) second, to any remaining SPP Legal Fees not satisfied by the Legal Fee Shares; and (iii) third, to reducing the principal balance of the SPP Indebtedness.

Section 3.3. Amendment to SPP Term Loan. After the Effective Date, the Parties shall amend the SPP Term Loan to (i) calculate the exit fee under the SPP Term Loan to reflect an internal rate of return for SPP based on actual cash received by SPP that shall not be deemed to be a debt and (ii) include a monthly fee owed to SPP by the Companies equal to the delta between (x) the actual debt outstanding under the SPP Term Loan at a 5% interest rate and (y) the deemed debt outstanding under the SPP Term Loan at a 5% interest rate.

Section 3.4. New Intercreditor Agreement. SPP agrees to cooperate and not unreasonably withhold its consent to, an intercreditor agreement with the New ABL Lender; provided that the new intercreditor agreement with the New ABL Lender shall contain terms that are not worse for SPP than those in the Intercreditor Agreement.

ARTICLE IV — CHIEF TRANSFORMATION OFFICER

Section 4.1. Appointment. Lyneer Staffing shall engage a Chief Transformation Officer. The Parties acknowledge and agree that Robert O. Riiska of SierraConstellation Partners LLC shall be engaged by Lyneer Staffing as its CTO in accordance with the terms and conditions set forth herein and pursuant to the Engagement Letter dated August 7, 2026 (the “CTO Engagement Letter”).

Section 4.2. Access and Reporting. SPP shall have reasonable rights of access to information, personnel, including the CTO and other senior management personnel of Lyneer Staffing. PEO shall have reasonable access to copies of CTO reporting distributed to SPP. The CTO shall cooperate with Atlantic in providing information necessary for all public company related disclosures and reporting.

Section 4.3. Scope and Authority. The scope, role, and authority of the CTO are set forth in the CTO Engagement Letter, a copy of which is attached hereto as Exhibit B and incorporated by reference herein.

Section 4.4. Succession. In the event of the death, disability, resignation, incompetency or removal of the CTO, Lyneer Staffing shall appoint a successor CTO that is reasonably acceptable to Atlantic and SPP (in consultation with PEO) within thirty (30) days following the death, disability, resignation, incompetency or removal of the then-serving CTO; provided, however, that such thirty (30) day period shall be automatically extended for additional ten (10) day periods (but in no event longer than ninety (90) days) so long as Lyneer Staffing is diligently pursuing the appointment of a successor CTO.

Section 4.5. Termination of CTO Engagement. Atlantic and SPP may determine when the CTO is no longer required to be engaged by Lyneer Staffing. In addition, at any time following the Effective Date, the CTO may be replaced by a new managing director with the prior written consent of both SPP and Atlantic to such new managing director. Upon the earlier of: (i) the completion of the ABL Refinancing, or (ii) consent by both SPP and Atlantic, SPP and Atlantic shall engage a neutral, third-party executive recruitment firm to lead a search for a new managing director of Lyneer Staffing to replace the CTO (or retain him under different economic terms less burdensome to Lyneer Staffing). For avoidance of all doubt, neither the CTO, executive recruitment firm, or new managing director shall be L. Maxwell Global, Matthew Evelt, Kevin LeCompte, or any entity owned, controlled, or affiliated by or with them. In the event SPP and Atlantic are unable to agree on a new managing director, the existing CTO will remain in place until such time an agreement can be reached or the earlier termination pursuant to the terms hereof. The new managing director will have the same decision-making authority as the CTO. If not terminated earlier, the CTO shall be terminated at such time as the SPP Indebtedness is satisfied.

ARTICLE V — GOVERNANCE

Section 5.1. Lyneer Board Composition. Until the earlier of: (i) satisfaction of the SPP Indebtedness; or (ii) consent by both SPP and Atlantic, the Lyneer Board shall consist of three (3) board members, comprised of (i) one (1) designee of Atlantic; one (1) designee of SPP (the “SPP Director”) and (iii) an independent board member mutually agreed to by Atlantic and SPP (the “Independent Director”). For avoidance of all doubt, the SPP Director shall not be L. Maxwell Global, Matthew Evelt, Kevin LeCompte, or any entity owned, controlled, or affiliated by or with them. The Parties acknowledge and agree that the initial Independent Director shall be Matthew Kahn in accordance with the terms and conditions of the Engagement Letter between Lyneer Staffing and Matthew Kahn, a copy of which is attached hereto as Exhibit C. Matthew Kahn and any subsequent Independent Director may only be removed or replaced by the mutual agreement of both Atlantic and SPP. In the event of the death, disability, resignation, incompetency or removal of the Matthew Kahn or any subsequent Independent Director, Lyneer Staffing shall appoint a replacement Independent Director reasonably acceptable to Atlantic and SPP within thirty (30) days following the death, disability, resignation, incompetency or removal of the then-serving Independent Director; provided, however, that such thirty (30) day period shall be automatically extended for additional ten (10) day periods (but in no event longer than ninety (90) days) so long as Lyneer Staffing is diligently pursuing the appointment of a successor Independent Director. Each of Atlantic, SPP, and PEO shall have board observation rights. The Lyneer Board shall be required to meet at least once every quarter. Effective as of the Effective Date, Atlantic shall (x) take all actions necessary to cause the SPP Director and the Independent Director to be appointed to the Lyneer Board, and (y) cause the corporate organizational documents of Lyneer Staffing to be amended to reflect the agreements set forth in this Section 5.1.

Section 5.2. Board Actions Requiring Atlantic Consent. Notwithstanding anything to the contrary contained herein, the Lyneer Board will not have the ability to take or approve any of the following actions without the prior express written consent of Atlantic:

(a) Any voluntary bankruptcy filing, insolvency proceeding, or other similar proceeding;

(b) Any sale of all or substantially all of Lyneer Staffing’s assets or equity;

(c) Any merger, consolidation, liquidation, or dissolution of Lyneer Staffing;

(d) Any issuance of equity or other change to Lyneer Staffing’s capital structure that would affect Atlantic’s ownership interests;

(e) Any amendment to Lyneer Staffing’s organizational or governance documents; and

(f) Any transaction that would materially affect Atlantic’s ownership rights in Lyneer Staffing or reasonably be expected to materially impair Atlantic’s public company reporting obligations.

Section 5.3. Continuation of Independent Director. If the ABL Refinancing is completed, Matt Kahn shall remain in place as the Independent Director on the Lyneer Board.

ARTICLE VI — LYNEER MANAGEMENT

Section 6.1. Reporting. The CTO shall report to the Lyneer Board.

Section 6.2. Personnel Changes. The CTO shall have authority to make any management or personnel changes based on the CTO’s timetable. Atlantic and SPP shall have consultation rights and may suggest personnel for officer positions; provided that the CTO shall not hire or otherwise engage L. Maxwell Global, Matthew Evelt, Kevin LeCompte, or any entity owned, controlled, or affiliated by or with them.

Section 6.3. Termination of Radvany. Notwithstanding the above, Radvany’s employment shall be terminated within forty-five (45) days of the engagement of the CTO, subject to the CTO’s right to extend Radvany’s employment beyond such forty-five (45)-day period.

Section 6.4. Intercompany Transactions. The CTO shall have sole authority to approve all payments with respect to intercompany transactions under a budget (in consultation with SPP).

ARTICLE VII — CAPITAL RAISES AND USE OF PROCEEDS

Section 7.1. Capital Raises. Atlantic shall use commercially reasonable efforts to access the capital markets to create liquidity through the issuance or disposition of any debt or equity interests of or by Atlantic as permitted in accordance with the terms of this Agreement (a “Capital Raise”). Subject to Article VI, Section 7.2 below and the other terms contained herein, the CTO shall have final authority and approval to determine the manner in which net proceeds from any Capital Raise distributed by Atlantic to Lyneer Staffing shall be utilized.

Section 7.2. Use of Proceeds.

(a) Subject to the terms and conditions contained herein, the Parties hereto agree that twenty percent (20%) of the net proceeds of any Capital Raise shall be remitted equally to SPP and PEO, to be shared on a 50/50 basis, with (a) SPP’s 50% share of such proceeds to be utilized to: (i) first, satisfy the SPP Legal Fees (as defined herein); and, once the SPP Legal Fees are satisfied, (ii) permanently reduce the outstanding principal amount of the SPP Indebtedness; and (b) PEO’s 50% share of such proceeds shall be applied to permanently reducing the payroll related obligations owing by Lyneer Staffing to PEO. Atlantic shall retain the remaining eighty percent (80%) of the net proceeds of any such Capital Raise to be used for any appropriate corporate purposes other than those prohibited by this Agreement, including, without limitation, for acquisition of new companies, financing the operational expenses of Circle 8, or for distribution to Lyneer Staffing for Lyneer Staffing’s operational expenses and other uses as determined by the CTO.

(b)  In exchange for the Parties’ agreement to distribute twenty percent (20%) of the net proceeds of any Capital Raise as set forth in Section 7.2(a) above, PEO shall receive warrants, in a form to be subsequently negotiated and agreed upon by PEO and Atlantic, exercisable for shares of Atlantic Common Stock with an aggregate market value of $7,800,000.00 as of the Effective Date (the “New PEO Stock Warrants”) in full and final satisfaction of the $7,800,000.00 of forward-looking payroll related obligations that become due and owing to PEO upon PEO’s funding of such obligations (the “Current PEO Payroll Obligations”). The New PEO Stock Warrants shall not modify or satisfy Lyneer Staffing’s ongoing weekly payroll funding obligations. The New PEO Stock Warrants shall be treated as additional settlement consideration and collateral—not as a substitute for Lyneer Staffing’s obligation to comply with each weekly payroll funding “bogey”. If Lyneer Staffing misses a weekly funding requirement after the Effective Date, it will trigger an immediate default under its existing agreements with the PEO. Atlantic’s failure to reach agreement with the PEO as to the terms for the issuance of the warrants shall not in any manner constitute a breach of this Agreement.

Section 7.3. Restriction on Use of Proceeds. Atlantic and the Lyneer Staffing loan parties agree that no portion of any Capital Raise proceeds shall be used to pay any bonuses to Atlantic employees.

ARTICLE VIII — MODIFIED CREDIT TERMS

Section 8.1. SPP Interest. SPP shall be paid monthly at the rate of five percent (5%) per annum on a cash basis until SPP has been indefeasibly paid in full in cash or otherwise consents in writing, provided that SPP is: (i) entitled to cash, rather than payment in kind (“PIK”) interest payments pursuant to its loan documents and the Intercreditor Agreement; and (ii) such interest payments do not trigger a default of any obligation owed to SLR and SLR has not issued a payment block. For the avoidance of doubt, all SPP Indebtedness shall remain in place and continue to accrue interest and fees until repaid in full.

Section 8.2. Waiver of Default Interest. Upon the Effective Date of this Agreement, SPP shall waive the right to charge default interest in respect of the SPP Indebtedness for any defaults or events of default that have occurred prior to the execution of this Agreement.

Section 8.3. Payment of SPP Legal Fees.

(a) On the Effective Date, Atlantic will deliver (or cause to be delivered) to SPP such number of Legal Fee Shares having a total aggregate market value equal to the total amount of the SPP Legal Fees, in an amount not to exceed $1,800,000 less any SPP Legal Fees satisfied through the SPP Refinancing Payment. Atlantic shall not take any direct or indirect action the purpose of which is to hinder, delay, or impede, or be reasonably likely to hinder, delay, or impede SPP in the sale of the Legal Fee Shares. SPP will use its best efforts to sell the Legal Fee Shares and shall use all such sale proceeds to first repay SPP Legal Fees and then to repay the principal balance of the SPP Indebtedness.

(b) In the event that SPP Legal Fees are outstanding and unpaid for more than 60 days notwithstanding SPP’s best efforts to sell the Legal Fee Shares during such time period, then Atlantic shall issue an additional $1,000,000 of shares of Atlantic Common Stock at the then market price to be liquidated as provided herein to first pay the SPP Legal Fees and then the SPP Indebtedness.

Section 8.4. Circle8 Diligence. On or prior to the Effective Date of this Agreement, Atlantic shall deliver to SPP (a) the most recent trailing twelve (12) month financial statements of Circle8, and (b) the annual financial statements for the fiscal year ending December 31, 2025.

ARTICLE IX — ANTIDILUTION PROTECTION

Section 9.1. Anti-Dilution Protections. During the period commencing on the Effective Date and ending on the earlier of: (i) end of the Disposition Period; or (ii) the date on which the SPP Indebtedness has been indefeasibly paid in full (the “Anti-Dilution Period”), the Company Group shall not issue any new Equity Securities to current or former Officers or Directors of the Company Group at below fair market value, in each case without the prior written consent of SPP, which consent may not be unreasonably withheld.

ARTICLE X — TERMINATION EVENTS

Section 10.1. Termination Events. Each of the following shall constitute a “Termination Event” under this Agreement, subject to the cure periods (if any) specified below:1

(a) Failure to Engage CTO. (i) The failure of Lyneer Staffing to engage the CTO in accordance with Section 4.1 within three (3) Business Days following the Effective Date; (ii) the failure to appoint a successor CTO following the death, disability, resignation, incompetency, or removal of the then-serving CTO (in consultation with Atlantic, SPP, and PEO) in accordance with Section 4.4 herein; or (iii) Atlantic or SPP’s unreasonably withholding consent for a replacement CTO in accordance with Section 4.1.

(b) Board Reconstitution Failure. The failure to reconstitute the Lyneer Board in accordance with Section 5.1: (i) within ten (10) Business Days following the Effective Date; (ii) the failure of Atlantic or SPP to fill any vacancy of their designated seat on the Lyneer Board within fifteen (15) Business Days of such vacancy arising; (iii) the failure to fill the Independent Director seat in accordance with Section 5.1 herein; or (iv) Atlantic or SPP’s unreasonably withholding consent for a replacement Independent Director in accordance with Section 5.1.

(c) Lynner Board Breach. Any action taken by the Lyneer Board without Atlantic’s prior written consent in violation of Section 5.2, which is not vacated or reversed within three (3) Business Days following written notice from Atlantic.

(d) Share Exchange Failure. The failure of SPP to assign and exchange the IDC Shares, the failure of Atlantic to issue the New Atlantic Shares or the failure of Atlantic to file the Prospectus Supplement, in each case in accordance with Section 2.1, within five (5) Business Days following the Effective Date (or such later date as the Parties may agree in writing). No cure period shall apply to this subsection.

[1]	[NTD – Subject to ongoing discussion]

(e) Orderly Disposition of Stock. The failure of SPP to make reasonable efforts to comply with its obligations under either Section 2.2 or 8.3 of this Agreement to sell the Legal Fee Shares or New Atlantic Shares.

(f) Waterfall Breach. Any misapplication, diversion, or misdirection of Capital Raise proceeds distributed to Lyneer Staffing in contravention of the waterfall distribution provisions set forth in Section 7.2, which breach is not cured (by return or reallocation of such proceeds to the proper recipients) within five (5) Business Days following written notice thereof from SPP or PEO. It shall not, however, be a Termination Event if the CTO utilizes Capital Raise proceeds in a manner that deviates from the waterfall provision of Section 7.2.

(g) Bonus Violation. The use of any portion of Capital Raise proceeds to pay any bonuses to Atlantic directors and officers in violation of Section 7.3, which breach is not cured (by return or reallocation of such proceeds) within five (5) Business Days following written notice thereof.

(h) Radvany Termination Failure. The failure of Radvany to be terminated within forty-five (45) calendar days of the engagement of the CTO (or within such extended period as the CTO may authorize pursuant to Section 6.3), which failure is not cured within five (5) Business Days following written notice from SPP.

(i) Voluntary Insolvency. The commencement of any voluntary bankruptcy, insolvency, receivership, or similar proceeding by any of the Companies or Atlantic without the prior written consent of SPP. No cure period shall apply to this subsection, and any such filing shall constitute an immediate Termination Event.

(j) Involuntary Insolvency. The entry of an order for relief or an involuntary petition for bankruptcy or insolvency against any of the Companies or Atlantic that is not dismissed, stayed, or vacated within twenty-one (21) calendar days of the filing thereof.

(k) Intercreditor Breach. SPP’s unreasonably withholding its consent to a New Intercreditor Agreement in violation of Section 3.3 hereof that remains uncured for a period of five (5) business days following written notice by Atlantic.

(l) General Material Breach. Any other material breach of this Agreement by any Party that remains uncured for a period of ten (10) Business Days following written notice thereof from the non-breaching Party specifying the nature of such breach.

(m) Unless otherwise stated in Section 10.1(a) through (i), there shall be a ten (10) Business Day notice and cure period for each of the foregoing Termination Events.

Section 10.2. Consequences of Termination Events. Upon the occurrence and continuation of a Termination Event (taking into account any applicable cure period), the following consequences shall apply:

(a) SPP Remedies. Provided SPP did not cause the Termination Event, SPP shall be entitled to exercise all rights and remedies available under the Term Loan Credit Agreement, the Bridge Loan Credit Agreement, the SPP Security Agreement, the Pledge Agreement, the Atlantic Pledge Agreement, and applicable law provided, however, to the extent the New Atlantic Shares and Legal Fee Shares are registered, the SPP Indebtedness shall be deemed reduced by the value of New Atlantic Shares, Legal Fees Shares or any other Equity Securities of the Company Group remaining held by SPP as of the effective date of the Termination Event based on the closing price of Atlantic Common Stock on the date of the Termination Event.

(b) Atlantic Remedies. Provided Atlantic did not cause the Termination Event, Atlantic shall be entitled to: (i) the immediate termination of the CTO or any replacement managing director and (ii) removal of SPP’s Director from the Lyneer Board; and (iii) to the extent the New Atlantic Shares and Legal Fee Shares are registered, the SPP Indebtedness shall be deemed reduced by the value of New Atlantic Shares, Legal Fees Shares or any other Equity Securities of the Company Group remaining held by SPP as of the effective date of the Termination Event based on the closing price of Atlantic Common Stock on the date of the Termination, with any remaining indebtedness due and payable pursuant to the term note contemplated in Section 2.4 herein provided, however, that Atlantic shall only be entitled to take the actions in (i), (ii) and (iii) of this subsection upon the final order of a court of competent jurisdiction finding that a Termination Event caused by SPP has occurred.

(c) General Reservation of Rights. Upon a Termination Event each non-breaching Party shall be entitled to exercise all other rights and remedies available under this Agreement, any ancillary agreement, and applicable law, including the right to seek specific performance, injunctive relief, or monetary damages. The exercise of any remedy under this Section 10.2 shall not be deemed an election of remedies and shall not preclude the exercise of any other available remedy.

Section 10.3. Notice of Termination Event. Promptly upon becoming aware of the occurrence of any Termination Event (or any event that, with the giving of notice or lapse of time, would constitute a Termination Event), the Party or Parties responsible for such event shall deliver written notice thereof to all other Parties, describing in reasonable detail the nature of the event and, if applicable, the steps being taken or to be taken to cure such event. Failure to deliver such notice shall not affect the rights of non-breaching Parties under Section 10.2 but may be considered by a court of competent jurisdiction in determining whether equitable relief is appropriate.

Section 10.4. Cumulative Remedies. The remedies set forth in this Article X are cumulative and not exclusive of any other remedies available to the Parties at law or in equity. No single or partial exercise of any right, power, or remedy by any Party shall preclude any other or further exercise thereof or the exercise of any other right, power, or remedy.

Section 10.5. Survival of Provisions. The covenants and agreements in Sections 2.1, 8.3, 10.2, 11.1, 12.1, 12.2, 12.3, 12.4, 12.5, 12.6, 13.1, 15.5, and 15.6 of this Agreement shall survive termination of this Agreement.

ARTICLE XI — LITIGATION DISMISSAL

Section 11.1. Dismissal Without Prejudice. On the Effective Date of this Agreement, the Parties shall file joint stipulations of dismissal without prejudice with respect to each of the Delaware Action and New York Action comprising the Pending Litigation, in form and substance reasonably acceptable to all Parties.

ARTICLE XII — RELEASES

Section 12.1. Global Releases. Effective upon the execution of this Agreement, each of Atlantic, SPP, the Companies, Arrowsmith, Alastar Partners LLC (“Alastar”), and all of their respective officers, directors, members, managers, employees, agents, successors, assigns, and representatives (including without limitation Kumble, Zhu, Shaffer, Evelt, Jagid, Tenore, Bressman, Radvany, and Todd McNulty (“McNulty”) (each, a “Releasing Party”) hereby irrevocably and unconditionally releases, acquits, and forever discharges each other Party and such Party’s respective officers, directors, members, managers, employees, agents, successors, assigns, affiliates, subsidiaries, parent entities, and representatives (each, a “Released Party”) from any and all claims, demands, actions, causes of action, suits, damages, losses, obligations, liabilities, costs, and expenses of every kind and nature whatsoever, whether known or unknown, suspected or unsuspected, fixed or contingent, liquidated or unliquidated, matured or unmatured, that the Releasing Party now has, has ever had, or may hereafter have against any Released Party, arising out of or relating to events, acts, or omissions occurring on or prior to the date of this Agreement in connection with the Companies, the SPP Indebtedness, any alleged loan defaults, the Pending Litigation, and/or any of the transactions or relationships giving rise to the disputes among the Parties (the “Released Claims”); provided, however, that the Released Claims shall not include (i) any claims arising out of or relating to the enforcement of this Agreement or the breach of any obligation hereunder or (ii) any of the Reserved Claims in Section 12.3.

Section 12.2. Scope of Releases. For the avoidance of doubt, this Agreement shall release, and shall not reserve, any current claims:

(a) SPP may possess against Atlantic, or Atlantic and the Companies’ directors, officers, employees, and representatives, including Jagid, Tenore, Bressman, Radvany, and McNulty; and

(b) Atlantic or the Companies may possess against SPP and its directors, officers, employees, and representatives, including Kumble, Shaffer, Evelt, and Zhu, and Arrowsmith.

Section 12.3. Reserved Claims. Notwithstanding anything to the contrary in this Article XII, the following claims are expressly reserved and are not released hereby: (a) any claims arising from or relating to the enforcement of this Agreement, any breach of this Agreement, or any obligation arising hereunder; and (b) any rights or claims that cannot be released as a matter of applicable law.

Section 12.4. No Assignment of Claims. Each Releasing Party represents and warrants that it has not heretofore assigned, transferred, conveyed, or otherwise disposed of, in whole or in part, any of the Released Claims, and that it is the sole owner of all Released Claims it is releasing hereunder.

Section 12.5. Covenant Not to Sue. Each Releasing Party covenants and agrees that it shall not, directly or indirectly, commence, maintain, or prosecute, or cause or permit to be commenced, maintained, or prosecuted, any action, suit, or proceeding of any kind against any Released Party based upon or arising out of any Released Claim. In the event any Releasing Party violates this covenant, such Releasing Party shall be liable for all costs, expenses, and attorneys’ fees incurred by the Released Party in defending such action, suit, or proceeding.

Section 12.6. Prior Proxy Exercise Null and Void. Upon the Effective Date, the proxy rights previously exercised by SPP as described in the recitals, including the Lynner Written Consents and proposed amended and restated limited liability company agreement of Lyneer Investments annexed thereto, are deemed rescinded and no longer of any legal force or effect.

ARTICLE XIII — ACKNOWLEDGMENTS

Section 13.1. Acknowledgment of SPP Indebtedness.

(a) Subject to the terms of this Agreement, Atlantic and the Companies hereby acknowledge the SPP Indebtedness under the Bridge Loan Credit Agreement and the Term Loan Credit Agreement without offset, defense or counterclaim of any kind, nature or description whatsoever and all of which are, subject to the terms of the Bridge Loan Credit Agreement and the Term Loan Credit Agreement, unconditionally owing by Atlantic or the Companies, respectively, to SPP.

(b) Each of the Companies and Atlantic hereby ratifies and confirms its grant to SPP of the perfected liens upon and security interests in the ABL Priority Collateral and the Term Loan Priority Collateral (as defined in the Intercreditor Agreement), and acknowledges and confirms that such liens and security interests secure and shall continue to secure the obligations of the Companies or Atlantic to SPP under the Term Loan Credit Agreement and the Bridge Loan Credit Agreement, respectively, subject to the terms and conditions of this Agreement.

ARTICLE XIV — REPRESENTATIONS AND WARRANTIES

Section 14.1. Representations and Warranties. Each of the Parties hereto hereby represents and warrants the following:

(a) Authority. Each of the Parties has full authority to enter into this Agreement and to bind itself by execution hereof.

(b) Advice of Counsel. Each of the Parties has consulted with its attorneys regarding the terms of this Agreement, has completely read and fully understood the terms of this Agreement, and voluntarily agrees to the terms hereof.

(c) Due Diligence. Each of the Parties has investigated the matters set forth in this Agreement, and all other matters pertaining to this Agreement. Each of the Parties has not relied upon any promises, agreements, representations, statements or warranties in entering into this Agreement, except as expressly stated in this Agreement.

Section 14.2. SPP Representations and Warranties. SPP represents and warrants that (a) it is the rightful and lawful owner of the IDC Shares and has full authority to covey them to Atlantic to be retired in accordance with Section 2.1; (b) it is authorized by the Lenders under (and as defined in) the Bridge Loan Credit Agreement and by the Secured Parties under (and as defined in) the Term Loan Credit Agreement to execute and deliver this Agreement and (c) this Agreement is binding upon the Lenders under (and as defined in) the Bridge Loan Credit Agreement and upon the Secured Parties under (and as defined in) the Term Loan Credit Agreement. SPP further acknowledges that that there are no Guarantors (as defined in the Bridge Loan Credit Agreement) of the obligations under the Bridge Loan Credit Agreement.

Section 14.3. Atlantic Representations and Warranties. Atlantic represents and warrants that (a) the New Atlantic Shares and Legal Fee Shares are duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all encumbrances imposed by Atlantic, (b) Atlantic has filed all reports, schedules, forms, statements and other documents required to be filed by Atlantic under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, since December 5, 2024 except for the audited financial statements and pro forma statements of Circle8 Group B.V. and the associated Form 8-K/A (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, together with the base shelf prospectus contained in Atlantic’s Form S-3 registration Statement (File No. 333-291991) and the Prospectus Supplement, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and (c) other than as set forth in the SEC Reports, Atlantic has not, in the 12 months preceding the date hereof, received notice from Nasdaq to the effect that Atlantic is not in compliance with the listing or maintenance requirements of Nasdaq.

ARTICLE XV — MISCELLANEOUS

Section 15.1. Incorporation of Recitals. The above recitals are incorporated into and made a substantive part of this Agreement.

Section 15.2. Effectiveness of this Agreement. This Agreement shall become effective upon the last date on which all of the Parties have executed and exchanged this Agreement (the “Effective Date”).

Section 15.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles. The Parties agree that the venue for any action to enforce this Agreement or arising from its breach shall be in the state or federal courts located in the State of New York, County of New York, and the parties hereby consent to the exclusive jurisdiction of such courts.

Section 15.4. Entire Agreement. This Agreement, together with the exhibits annexed hereto, and any other documents delivered in connection herewith, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior negotiations, agreements, and understandings, whether oral or written, including the Term Sheet dated July 15, 2026. In the event of any conflict between the provisions of this Agreement and any of the Loan Documents, the provisions of this Agreement shall control.

Section 15.5. Agreement Subject to FRE 408. This Agreement shall be deemed to fall within the broadest protections afforded compromises and offers to compromise by Rule 408 of the Federal Rules of Evidence and any comparable or similar provisions of state law. Neither this Agreement, nor the fact of its existence, nor any terms hereof, nor any negotiations had or actions taken with respect to or under this Agreement, shall be offered or received in evidence in any case or proceeding involving any of the Parties hereto in any court, tribunal or administrative agency to prove liability. Nothing herein is intended to limit the Parties hereto from using this Agreement to implement and enforce its provisions.

Section 15.6. No Admissions. The Parties acknowledge and agree that neither the entry into this Agreement, nor any action taken pursuant to its terms, nor any provisions, prior drafts, or negotiations related to this Agreement will be offered or received in evidence or referred to or relied upon by anyone, including any Party, in any action or proceeding to constitute or be construed as an admission by anyone, including any Party, of any wrongdoing or liability; provided, however, that nothing in this Section 15.6 will affect the ability of any Party (a) to offer, refer to or rely on any evidence in any action or proceeding brought to enforce the terms of this Agreement.

Section 15.7. Amendments. No amendment, modification, or waiver of any provision of this Agreement shall be effective unless in writing signed by all Parties hereto.

Section 15.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

Section 15.9. Severability. If any provision of this Agreement is held invalid or unenforceable, the remaining provisions shall remain in full force and effect.

Section 15.10. Notices. All notices, demands and other communications to be given or delivered under, or by reason of, the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) upon sending (on the date sent if a business day, or if not sent on a business day, the first business day thereafter) if sent by email (with electronic confirmation thereof, or (c) one (1) day after being sent by a nationally recognized overnight carrier to the addresses set forth below (with confirmation of receipt);

If to the Company Group:

CIRCLE 8 GROUP

270 Sylvan Avenue, Suite 2230

Englewood Cliffs, New Jersey 07632

Attention: Jeff Jagid

Email: jjagid@atlantic-international.com

-with a copy to-

COLE SCHOTZ P.C.

Court Plaza North

25 Main Street

Hackensack, New Jersey 7601

Attention: Cameron Welch

Email: cwelch@coleschotz.com

If to SPP:

SPP CREDIT ADVISORS LLC

550 5th Avenue, 12th Floor

New York, New York 10036

Attention: Todd Kumble

Email: tkumble@sppcapital.com

-with a copy to-

DORSEY & WHITNEY LLP

200 Crescent Court, Suite 1600

Dallas, Texas 75201

Attention: Larry Makel

Email: makel.larry@dorsey.com

Changes to these addresses must be made in writing by the persons identified above.

Section 15.11. No Third-Party Beneficiaries. Except as expressly set forth herein, this Agreement is not intended to confer any rights or remedies upon any person other than the Parties hereto or those expressly referenced herein.

Section 15.12. Waiver. No failure or delay by any Party in exercising any right, power, or privilege under this Agreement shall operate as a waiver thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Settlement Agreement as of the date first written above.

LYNEER INVESTMENTS, LLC

By:	/s/ Jeffrey Jagid
Name:	Jeffrey Jagid
Title:	CEO

LYNEER STAFFING SOLUTIONS, LLC

By:	/s/ Jeffrey Jagid
Name:	Jeffrey Jagid
Title:	CEO

LYNEER HOLDINGS, INC.

By:	/s/ Jeffrey Jagid
Name:	Jeffrey Jagid
Title:	CEO

CIRCLE8 GROUP INC. F/K/A ATLANTIC INTERNATIONAL CORP.

By:	/s/ Jeffrey Jagid
Name:	Jeffrey Jagid
Title:	CEO

SPP CREDIT ADVISORS, LLC

By:	/s/ Todd Kumble
Name:	Todd Kumble
Title:	Managing Director